EXHIBIT 10.1

CERTAIN INFORMATION INDICATED BY [***] HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

THIS MUTUAL RELEASE AND SETTLEMENT AGREEMENT (hereinafter referred to as “Agreement”) is made and entered into as of this 2nd day of July, 2010 by, between and among Heron Lake BioEnergy, LLC, a Minnesota limited liability company (“HLBE”), Fagen, Inc., a Minnesota corporation (“Fagen”), and ICM, Inc., a Kansas corporation (“ICM”) (each a “Party” and sometimes collectively referred to hereinafter as the “Parties”).

ARTICLE I

RECITALS

1.01         The Project.  On September 28, 2005, HLBE, as Owner, and Fagen, as Design-Builder, entered into a DBIA Standard Form of Agreement between Owner and Design Builder — Lump Sum (“Design-Build Contract”) to design, engineer, procure, construct, start-up and test a 50 MGY coal-fired dry grind ethanol plant (“Heron Lake Plant”) in Heron Lake, Minnesota (the “Project”).  ICM granted Fagen the right to use certain proprietary technology and information of ICM in the design and construction of the Project.

1.02         The Design-Build Contract.  All references to Design-Build Contract in this Agreement shall include all Contract Documents defined in Article 2 of the Design-Build Contract and any and all other documents incorporated by reference therein, with the exception of the License Agreement between ICM and HLBE dated September 28, 2005 (the “ICM License Agreement”).

1.03         Basis of Claims.  On September 18, 2009, HLBE filed a Demand in the arbitration captioned Heron Lake BioEnergy, LLC, Claimant v. Fagen, Inc., Respondent, American Arbitration Association Case No. 65 110 J 00190 09 (the “Arbitration”).  In the Arbitration, HLBE asserts breach of contract, warranty claims and other claims against Fagen for alleged design defects, warranty failures and other alleged problems relating to the Project (collectively, the “HLBE Claims”) and seeks to recover $22,800,000 in damages plus interest thereon, plus its costs and disbursements and reasonable attorneys’ fees (collectively, the “HLBE Claimed Damages”).

On January 4, 2010, Fagen filed a request that ICM be joined as a party to the Arbitration, asserting that ICM was a subcontractor on the Project and performed the work that is the subject of the Arbitration, and that the Contract Documents included in the Design-Build Contract as well as contract documents between Fagen and ICM require ICM to defend and indemnify Fagen for the HLBE Claims deriving from ICM’s work.  On May 14, 2010, as revised on June 3, 2010, the R-7 Arbitrator appointed to determine the joinder request ordered joinder of ICM in the Arbitration.  On June 22, 2010, the Case Manager in the Arbitration confirmed the agreement of HLBE, Fagen, and ICM to extend the due dates for Fagen to file its third party demand against ICM to July 16, 2010 and for ICM answer to the third party demand to August 2, 2010, and therefore no third party demands or answers have been made in connection with the ICM joinder to the Arbitration.

On January 5, 2010, Fagen filed an answer that denied liability for the HLBE Claims and denied responsibility for the HLBE Claimed Damages.  In addition, Fagen asserted counterclaims against HLBE for breach of contract and unjust enrichment/quantum meruit (the

“Fagen Claims”) and sought to recover $3,834,319.00 in retainage held by HLBE under Design-Build Contract, $2,162,236.36 in additional costs related to work and/or materials it has provided to HLBE, plus its costs and disbursements and reasonable attorneys’ fees (collectively, the “Fagen Claimed Damages”).

1.04         Scope of Settlement.  HLBE, Fagen and ICM desire to dispose of all controversies and disputes between and among them, including all asserted or unasserted claims in the Arbitration and any other claims and causes of action of any kind which relate in any way to the Project, including, but not limited to, any and all future warranty performance or latent defect claims arising out of Fagen and ICM’s Project Work performed pursuant to the Design-Build Contract.  It is understood, however, and HLBE and ICM expressly agree, that the rights and obligations of HLBE and ICM, respectively, under the ICM License Agreement, except for obligations related to the Arbitration or the Project which are released hereunder or which are based on facts or occurrences on or before the Effective Time, shall continue and will survive the execution of this Agreement.

ARTICLE II

SETTLEMENT TERMS

In consideration of the settlement and compromise of the Arbitration and all claims and causes of actions HLBE, Fagen and ICM may have against each other in the Arbitration or which relate in any way to the Project, and in consideration of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

2.01         Lump Sum Payment.  At the Effective Time, Fagen shall pay HLBE the total sum of [ * * * ] (the “Lump Sum Payment”), by wire transfer to the account designated in writing by HLBE.

2.02         Release of Claim to Retainage.  Effective at the Effective Time, Fagen hereby releases and forever discharges any and all claims, rights or causes of action it may have against HLBE for any and all amounts retained by HLBE under the Design-Build Contract or in any way relating to the work performed by Fagen in connection with the Project (the “Retainage”), including specifically without limitation the amount of [ * * * ].  Fagen expressly agrees that its release of any and all claims or rights to the Retainage is included in and part of its general release of claims against HLBE as more fully set forth herein, and not in limitation of such general release.

2.03         Assignment of Fagen Expenditures.  Fagen hereby represents and warrants to HLBE, and HLBE hereby acknowledges, that Fagen incurred approximately [ * * * ] in additional expenditures in connection with the Project (“Fagen Expenditures”).  Fagen agrees there shall be no equity recognition to Fagen in consideration of the Fagen Expenditures.  Effective at the Effective Time, Fagen hereby assigns and transfers to HLBE all of its right, title and interest in and to the tangible and intangible personal property derived from the Fagen Expenditures, on an “AS-IS,” “WHERE-IS,” “WITH ALL FAULTS” basis, including: (1) all equipment and related property in connection with the [ * * * ]  at the Heron Lake Plant, including [ * * * ]  and (2) all easements and other contract rights obtained by Fagen in connection with the Project that are derived from or included in the Fagen Expenditures.

2.04         Reimbursment of [ * * * ]  of MPCA Penalty.  Fagen agrees to reimburse HLBE for [ * * * ] of any enforced MPCA penalty or fine for operations at the Heron Lake Plant through December 22, 2009, within three (3) business days of payment of such penalty or fine by HLBE, provided Fagen’s reimbursement obligation shall not exceed [ * * * ].

2.05         Fagen Work on Project is Complete; Warranty Claims are Released and Warranty Period Has Expired.  HLBE acknowledges and agrees that, at the Effective Time and in consideration of the Lump Sum Payment, release of claims or rights to the Retainage, the assignment and reimbursement provisions set forth above, and the mutual releases set forth herein, Fagen has completed all work on the Project, including all warranty work, warranty claims, and punchlist work, and that no further payments shall be required of Fagen under this Agreement for Fagen’s work on the Project, pursuant to the Design-Build Contract or with respect to any claims asserted in the Arbitration.  HLBE further acknowledges and affirms that, upon the Effective Time, any and all warranty claims or express or implied performance guarantees are and shall be extinguished.

2.06         Full and Final Payment on Design-Build Contract.  Fagen and ICM each acknowledges and agrees that, at the Effective Time and in consideration of the mutual releases set forth herein, HLBE has made full and final payment of all amounts due and owing Fagen under the Design- Build Contract or related to the Project, and that no further payments shall be required of HLBE for Fagen’s work on the Project, pursuant to the Design-Build Contract or otherwise, whether at law or in equity, or with respect to the Fagen Claims or any other claims asserted or unasserted in the Arbitration.

2.07         [reserved].

2.08         Non-Disparagement.  The Parties agree not to make any statement that disparages or reflects negatively on each other, including, but not limited to, statements regarding the work on the Project, the Parties’ business practices or operation of the Heron Lake Plant, or the Parties’ officers, directors, employees, agents, attorneys, or affiliates.  The Parties shall work to jointly craft any letters of recommendation from one Party to the other Party, as reasonably requested.

2.09         Dismissal of Arbitration Claims with Prejudice.  Within a reasonable period of time following the Effective Time, HLBE, Fagen and ICM shall submit and file with the American Arbitration Association a mutual dismissal or withdrawal of the Arbitration including the HLBE Claims, the Fagen Claims, and all other asserted or unasserted claims of the Parties, dismissing their respective asserted and unasserted claims with prejudice.

2.10         Effective Time.  The settlement terms of this Agreement, including all payment, assignment, and mutual release provisions hereof, shall only be effective upon the satisfaction of the following conditions (the “Effective Time”): (1) the execution and delivery of this Agreement by the Parties, which delivery may be by facsimile or by email of a .pdf copy of a fully executed Agreement to the other Party; (2) the execution and delivery by HLBE of a full and final release of Ron Fagen from that certain personal guaranty given to AgStar Financial Services in connection with the debt financing on the Project; (3) [ * * * ]; and (4) the execution and delivery by HLBE of evidence showing approval and consent of this Agreement by HLBE lenders.  Prior to payment of the Lump Sum Payment and [ * * * ], HLBE shall deliver to Fagen’s counsel documentation showing the release of Ron Fagen’s personal guaranty and approval of this Agreement by HLBE’s lenders (the “Release Documentation”), which they shall hold in escrow. Upon the receipt of the Release Documentation, Fagen’s counsel shall deliver the Release Documentation to Fagen, Fagen shall make the Lump Sum Payment to HLBE, and [ * * * ].

ARTICLE III

MUTUAL RELEASE

In consideration of the settlement and compromise of the Arbitration and all claims and causes of actions HLBE, Fagen and ICM may have against each other in the Arbitration or which relate in any way to the Project, and in consideration of the mutual promises and covenants contained in this Agreement, the Parties agree as follows:

3.01         Release of Fagen by HLBE.  Effective upon the Effective Time, as part of the settlement terms and the payment provisions set forth in Article II hereof, and for other good and valuable consideration including the Mutual Release provided for herein, HLBE and all of its officers, directors, members, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “HLBE Releasing Party” and, collectively, the “HLBE Releasing Parties”) hereby release, acquit, forever discharge and covenant not to sue Fagen and its officers, directors, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “Fagen Released Party” and, collectively, the “Fagen Released Parties”) from any and all claims, counterclaims, cross-claims, pass-through claims, actions, causes of actions, demands, debts, liabilities, suits, damages, costs, loss of service, expenses, compensation, debts, liabilities or obligations of whatever kind or nature (including ones based upon contract, tort, statute, or otherwise), whether known or unknown, suspected or unsuspected, contingent or non-contingent, matured or un-matured, which such HLBE Releasing Party may have or which may hereafter accrue related to any actions or facts occurring on or prior to the Effective Time against any Fagen Released Party, (1) for or by reason of any matter, cause or thing whatsoever occurring on or prior to the Effective Time, or (2) arising under, related to or in connection with the Design-Build Contract or the Project.  This release includes release of claims, known or unknown, contingent or non-contingent, matured or un-matured, including, but not limited to, the HLBE Claims, any other unasserted claims related to the Arbitration, and any and all warranty or performance claims and/or claims to latent defects.  Notwithstanding the foregoing, this release expressly excludes any claims for contribution or indemnity available to a HLBE Releasing Party against a Fagen Released Party arising out of a claim or action brought by a third party for bodily injury or death, other than a governmental agency or a Party hereto, against a HLBE Releasing Party.   Also, this release expressly does not include any claims related to a breach of this Agreement.

3.02         Release of HLBE by Fagen.  Effective upon the Effective Time, as part of the settlement terms and the payment provisions set forth in Article II hereof, and for other good and valuable consideration including the Mutual Release provided for herein, Fagen and all of its officers, directors, shareholders, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “Fagen Releasing Party” and, collectively, the “Fagen Releasing Parties”) hereby release, acquit, forever discharge and covenant not to sue HLBE and its officers, directors, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “HLBE Released Party” and, collectively, the “HLBE Released Parties”) from any and all claims, counterclaims, cross-claims, pass-through claims, actions, causes of actions, demands, debts, liabilities, suits, damages, costs, loss of service, expenses, compensation, debts, liabilities or obligations of whatever kind or nature (including ones based upon contract, tort, statute, or otherwise), whether known or unknown, suspected or unsuspected, contingent or non-contingent, matured or un-matured, which such Fagen Releasing Party may have or which may hereafter accrue related to any actions or facts occurring on or prior to the Effective Time against any HLBE Released Party, (1) for or by reason of any matter, cause or thing whatsoever occurring on or prior to the Effective Time or (2) arising under, related to or in connection with the Design-Build Contract or the Project.  This release includes release of claims, known or unknown, contingent or non-contingent, matured or un-matured, including, but not limited to, the Fagen Claims, any claim or right to the Retainage, and any other unasserted claims related to the Arbitration.  Notwithstanding the foregoing, this release expressly excludes any claims for contribution or indemnity available to a Fagen Releasing Party against a HLBE Released Party arising out of a claim or action brought by a third party for bodily injury or death, other than a governmental agency or a Party hereto, against a Fagen Releasing Party.  Also, this release expressly does not include any claims related to a breach of this Agreement.

3.03         Release of HLBE by ICM.  Effective upon the Effective Time, as part of the settlement terms and the payment provisions set forth in Article II hereof, and for other good and valuable consideration including the Mutual Release provided for herein, ICM and all of its officers, directors, shareholders, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “ICM Releasing Party” and collectively, the “ICM Releasing Parties”) hereby release, acquit, forever discharge and covenant not to sue HLBE and its officers, directors, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “HLBE Released Party” and collectively, the “HLBE Released Parties”) from any and all claims, counterclaims, cross-claims, pass-through claims, actions, causes of actions, demands, debts, liabilities, suits, damages, costs, loss of service, expenses, compensation, debts, liabilities or obligations of whatever kind or nature (including ones based upon contract, tort, statute, or otherwise), whether known or unknown, suspected or unsuspected, contingent or non-contingent, matured or un-matured, which such ICM Releasing Party may have or which may hereafter accrue related to any actions or facts occurring on or prior to the Effective Time against any HLBE Released Party, (1) for or by reason of any matter, cause or thing whatsoever occurring on or prior to the Effective Time or (2) arising under, related to or in connection with the Design-Build Contract or the Project, or (3) arising under or related to the ICM License Agreement between HLBE and ICM, but only with respect to any actions or facts occurring on or prior to the Effective Time.  This release includes release of claims, known or unknown, contingent or non-contingent, matured or un-matured, including but not limited to any indemnification claim under the License Agreement relating to or based on any claim by ICM or any other third party that HLBE did not comply with the Operating Procedures, and any other unasserted claims related to the Arbitration.  Except for claims based on noncompliance with Operating Procedures, this release expressly does not include any claims related to wrongful disclosure, misuse, misappropriation, or other violation of ICM’s rights with respect to the Proprietary Property (as such term is defined in the ICM License Agreement) under the ICM License Agreement, but only to the extent such rights are protected under the ICM License Agreement, nor does it include claims related to a breach of this Agreement.  Further, this release expressly excludes any claims for contribution or indemnity available to a ICM Releasing Party against a HLBE Released Party arising out of a claim or action brought by a third party for bodily injury or death, other than a governmental agency or a Party hereto, against a ICM Releasing Party.  Notwithstanding anything herein to the contrary set forth in this Agreement, the ICM License Agreement shall remain in effect and shall survive the execution of this Agreement, and HLBE shall continue to be granted the limited license to use

ICM’s proprietary technology and information in connection with HLBE ownership and operation of the Plant, under the terms and restrictions set forth in the ICM License Agreement.

3.04         Release of ICM by HLBE.  Effective upon the Effective Time, as part of the settlement terms and the payment provisions set forth in Article II hereof, and for other good and valuable consideration including the Mutual Release provided for herein, HLBE and all of its officers, directors, members, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “HLBE Releasing Party” and collectively, the “HLBE Releasing Parties”) hereby release, acquit, forever discharge and covenant not to sue ICM and its officers, directors, employees, agents, predecessors, successors, assigns, affiliates, sureties, insurers, guarantors, or any of them (each, a “ICM Released Party” and collectively, the “ICM Released Parties”) from any and all claims, counterclaims, cross-claims, pass-through claims, actions, causes of actions, demands, debts, liabilities, suits, damages, costs, loss of service, expenses, compensation, debts, liabilities or obligations of whatever kind or nature (including ones based upon contract, tort, statute, or otherwise), whether known or unknown, suspected or unsuspected, contingent or non-contingent, matured or un-matured, which such HLBE Releasing Party may have or which may hereafter accrue related to any actions or facts occurring on or prior to the Effective Time against any ICM Released Party, (1) for or by reason of any matter, cause or thing whatsoever occurring on or prior to the Effective Time or (2) arising under, related to or in connection with the Design-Build Contract or the Project.  This release includes release of claims, known or unknown, contingent or non-contingent, matured or un-matured, and any other unasserted claims related to the Arbitration.  This release expressly does not include any claims related to HLBE’s rights to use the Proprietary Property (as such term is defined in the ICM License Agreement) under the ICM License Agreement, but only to the extent such rights are granted under the ICM License Agreement, nor does it include claims related to a breach of this Agreement.  Further, this release expressly excludes any claims for contribution or indemnity available to a HLBE Releasing Party against a ICM Released Party arising out of a claim or action brought by a third party for bodily injury or death, other than a governmental agency or a Party hereto, against a HLBE Releasing Party.

ARTICLE IV

GENERAL PROVISIONS

4.01         Authority.  Each Party to this Agreement warrants and represents that it has the power and authority to enter into this Agreement and that this Agreement and all documents delivered pursuant to this Agreement are valid, binding and enforceable upon it.  Each Party represents and warrants to the other Party that it has not sold, assigned, conveyed, compromised, settled or otherwise transferred or disposed of any claims or rights under the Design-Build Agreement or contemplated by this Agreement, except for HLBE’s assignment of any such claims and rights to its lenders under its loan agreement with the lenders.

4.02         Entire Agreement and Successors in Interest.  This Agreement contains the entire agreement and understanding among the Parties with respect to all matters described herein and supersedes and renders null and void all prior agreements, arrangements, discussions and understandings related to the subject matter hereof.  The Parties agree that this Agreement shall be binding upon and inure to the benefit of the Parties themselves and their respective successors and assigns.

4.03         Confidentiality.  The Parties agree that the terms and conditions of this Agreement are and shall remain confidential, provided however that Fagen and ICM each acknowledges that HLBE is a public reporting company and governed by the SEC rules and regulations governing public reporting companies and, to the extent HLBE is required to disclose publicly in one or more public filings made with SEC all or some of the terms of this Agreement, the confidentiality covenant shall not apply to such public disclosures and such public disclosures shall not be a violation of this confidentiality provision.  The Parties shall work together to jointly craft any and all such required public disclosures.  Subject to the foregoing, if either Party is asked about the resolution of the Parties’ claims under the Design-Build Contract, the Party will respond that it has been settled to their mutual satisfaction, and they have been instructed by counsel to make no further comment.  The Parties may disclose the terms of this Settlement Agreement to their auditors, lenders or other persons or entities who are required to have the details of the settlement in order to perform their services, but only on the condition that such persons and entities shall agree to keep this information confidential and non-public, provided however that the Parties agree that their respective financial statements may make such disclosures of this Agreement and the terms hereof to the extent necessary or required under applicable accounting rules and principles.  Notwithstanding this confidentiality provision, both Parties shall be free to respond to legal process or regulatory inquiry and shall respond with a request that the terms of this Settlement Agreement be treated as confidential to the extent reasonably possible.  HLBE further agrees to use its best efforts to obtain confidential treatment of the material payment terms of this Agreement in any SEC filing.

4.04         Governing Law; Actions for Breach.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota.  The Parties agree that any alleged breach of this Agreement shall be resolved by legal process in a civil proceeding brought in a court of competent jurisdiction, and not by arbitration.  The prevailing party in any such action shall be entitled to an award of all reasonable costs and expenses incurred in such civil proceeding or appeal thereof, including reasonable attorneys fees.

4.05         Costs.  The Parties shall bear their own costs including attorneys’ fees, filing fees, mediator fees and costs, and related expenses incurred in this dispute, except those that are awarded under Section 4.04 hereof.

4.06         Multiple Originals; Counterpart Signatures.  This Agreement may be executed in duplicate originals, each containing the signature of less than all of the parties hereto, so long as each party has signed one such duplicate original.  The Parties may execute this Agreement in counterpart.  The signature pages may then be reassembled to form a single document.  Faxed or emailed signatures on Settlement Agreement documents shall be considered original signatures, provided the Parties will follow up with the delivery of the signatures on original documents to each other Party.

4.07         Further Assurances.  The Parties agree to execute such other documents and to take such other actions that may be reasonable or necessary to carry out the terms and purposes of this Agreement, including any final change orders under the Design-Build Contract.

4.08        No Admission.  By entering into this Agreement, the Parties make no admission of liability to any claim being settled herein.

4.09         Limit on Liability for Breach.  Notwithstanding any other provision herein to the contrary, no Party or its successors, assigns, agents, affiliated companies, shareholders, managers, members, officers, directors, governors or employees shall be liable to the other Party or its successors, assigns, agents, affiliated companies, shareholders, managers, members, officers, directors, governors or employees for any liability, damage, expenses, or loss suffered by the other Party or its successors, assigns, agents, affiliated companies, shareholders, managers, members, officers, directors, governors or employees as a result of, related to, or in connection with any breach of this Agreement, except to the extent and only to the extent of any direct (as opposed to any consequential or incidental) damages suffered by such other Party or person.

4.10         Partial Invalidity.  If any provision or portion of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity shall not affect any other provision or portion herein and the validity, enforceability and legality of the remaining provisions and portion and any other application thereof shall not in any way be impaired thereby.

4.11         No Strict Construction Against Author.  The Parties agree that this Agreement has been prepared by the joint efforts of the Parties and their respective attorneys and, as such, shall in the event of any dispute over its meaning or application, be interpreted fairly and reasonably and neither more strongly for nor against any Party.

4.12         Headings.  Headings included in this Agreement are for reference purposes only and shall not modify or limit the statements and provisions contained herein.

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AGREED as to form and to content and EXECUTED by and through their duly authorized representative on the date indicated.

Dated:	7/2/2010	HERON LAKE BIOENERGY, LLC

		By:	/s/ Robert J. Ferguson
		Name:	Robert J. Ferguson
		Its:	CEO

Dated:	7-2-2010	FAGEN, INC.

		By:	/s/ Ron Fagen
		Name:	Ron Fagen
		Its:	CEO-Pres

Dated:	7-2-2010	ICM, INC.

		By:	/s/ Dave Vander Griend
		Name:	Dave Vander Griend
		Its:	President